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                                                                     Exhibit 2.3


                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (this "Agreement") made as of November 29, 2004, by and among EPIXTAR CORP. a Florida corporation ("Epixtar"), and the Shareholders of INNOVATIVE MARKETING STRATEGIES, INC., a Florida corporation (the "Acquired Company") executing this Agreement (the "Shareholders").

                                  INTRODUCTION

         WHEREAS, Epixtar is a corporation which, through its subsidiary, is engaged in the contact center business;

         WHEREAS, the Acquired Company is a corporation which is engaged in the contact center business;

         WHEREAS, the Shareholders own all the issued and outstanding shares of the common stock, par value $1.00 per share of the Acquired Company (together, the "Acquired Company Shares");

         WHEREAS, Epixtar desires to acquire (the "Acquisition") all of the Acquired Company Shares from the Shareholders with the result that the Acquired Company shall become a wholly owned subsidiary of Epixtar or a Subsidiary of Epixtar at the Closing Date, as hereinafter defined;

         WHEREAS, the Shareholders desire to effect the aforesaid transaction;
and

         WHEREAS, Epixtar has made advance payments in two (2) installments aggregating Nine Hundred Thousand Dollars US (US $900,000), of which the first was made to the Acquired Company for the benefit of the Shareholders, in the amount of Six Hundred Thousand Dollars US (US $600,000.00) (the "Prior Note"), and the second in the amount of Three Hundred Thousand Dollars US ($300,000.00), of which both payments are evidenced by a newly executed note covering the entire indebtedness in the principal amount of Nine Hundred Thousand Dollars ($900,000) (the "Advance Note"), the repayment of which is not guaranteed by the Shareholders, but by the Acquired Company; however, the proceeds of the Advance Note were never distributed or paid as a dividend to the Shareholders, but were used for the benefit of, and promotion of the business of, the Acquired Company to the benefit of the Acquired Company.

         NOW, THEREFORE, in consideration of the premises, the parties hereto do mutually agree as follows:





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                                    ARTICLE I

                                   DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated below:

         "Acquired Group Companies or Acquired Company" shall refer to the Acquired Company and the Acquired Subsidiary of the Acquired Company set forth in Schedule 4.1.

         "Acquired Subsidiary" shall refer to Innovative Marketing Strategies International, Inc., a Philippines corporation.

         "Advance Note" shall refer to a Note for the Nine Hundred Thousand Dollars US (US $900,000.00) advanced to the Acquired Company for the benefit of the Shareholders.

         "Balance Sheet" shall refer to the reviewed consolidated balance sheet of the Acquired Company at June 30, 2004.

         "Balance Sheet Date" shall refer to June 30, 2004.

         "Closing" shall refer to the consummation of the Acquisition or Transactions.

         "Closing Date" shall refer to January 3, 2005, the Closing Date.

         "Closing Payment" shall refer to Three Hundred Thousand Dollars US ($300,000.00).

         "Consents" shall refer to the consents or approval of any third party to prevent the termination of any material contract including a lease which may arise as a result of the transaction.

         "Contract" shall mean any agreement, contract, license, indenture, lease, mortgage, plan, arrangement, commitment or instrument including any note or other debt instrument (whether written or oral to the extent any of the foregoing represent binding obligations of a party).

         "Enforceability Exceptions" shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         "Epixtar Group Companies" shall mean Epixtar and each of its present and future, if any, Subsidiaries.

         "Epixtar Note" shall refer to the promissory note payable by Epixtar to the order of the Shareholders substantially in the form delivered and accepted at the Closing in the amount of (a) the Purchase Price less (b) the sum of the amount of the Advance Note, the Tax Settlement Liability and DDM Liability, both as hereinafter defined, and the Closing Payment, which Epixtar Note shall be (i) secured by the Acquired Company Shares and "Secured Interest" as hereafter defined and (ii) payable in an installments on the first (1st) business day of each month for the succeeding twenty-four (24) months following the Closing.



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         "GAAP" shall refer to generally accepted accounting principles as applicable in the United States.

         "Knowledge" shall mean with respect to a party's awareness of the presence or absence of a fact, event or condition (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised a sound discretion in the management of his own affairs.

         "Laws" shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, decrees, permits, policies and other requirements of the United States or the Philippines and other jurisdictions to which Epixtar, the Acquired Company and the Acquired Subsidiary, as applicable, is subject, including all foreign and local governments and all agencies and instrumentalities thereof, including any administrative agencies or administrative body created by any such government.

         "Liabilities" shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement including the notes thereto.

         "Lien" shall mean any mortgage, pledge, lien, encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction.

         "Material Adverse Effect" or "Material Adverse Change" with respect to the Acquired Company means a change which would in the aggregate have material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or future business or financial condition on a consolidated or combined basis of such party.

         "Organizational Documents" (i) the articles or certificates of incorporation and bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; and (v) any amendment to any of the foregoing.



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         "Percentage Ownership" shall refer to the percent of Acquired Company
Shares owned by a Shareholder as of the Closing Date: (a) Steve Rasmussen 70%,
(b) Brad Yeater 21.1% and (c) David Mullaney 8.9%.

         "Person" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or governmental entity.

         "Prior Note" shall refer to the Promissory Note dated ____, 2004 in the principal amount of Six Hundred Thousand Dollars US ($600,000.00) executed by Acquired Company in favor of Epixtar, which note is superseded by the Advance Note and which is no longer in effect.

         "Purchase Price" shall be Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

         "Secured Interest" shall refer to a security interest in all assets of the Epixtar Companies subordinate to present security interests, any future institutional financing, accounts receivable financing and private and public debt securities.

         "Subsidiary" shall refer to any corporation or other entities in which a Person has a majority interest or which is otherwise controlled by such Person.

         "Transactions" shall mean the transactions contemplated by this Agreement.

                                   ARTICLE II

                      THE ACQUISITION; RELATED TRANSACTIONS

         2.1 The Acquisition. Upon the closing of this Agreement, (i) the Shareholders agree to sell, and Epixtar agrees to purchase, all of the Acquired Company Shares in exchange for the execution and delivery of the Epixtar Note and the Closing Payment on the Closing Date. Upon execution of this Agreement, Epixtar shall pay to Acquired Company Three Hundred Thousand Dollars US ($300,000.00), for the benefit of the Shareholders, pursuant to the Advance Note, and Acquired Company shall execute and deliver to Epixtar the Advance Note in the principal amount of Nine Hundred Thousand Dollars US ($900,000.00). In connection with Epixtar's payment of the Three Hundred Thousand Dollars US ($300,000.00) and the execution and delivery by Acquired Company of the Advance Note, (i) Epixtar agrees to return to Acquired Company and the Shareholders all documentation in connection with the Prior Note, including without limitation the originally executed Prior Note and the originally executed guarantees of the payment and performance of the Prior Note, all marked as "Cancelled", and (ii) Epixtar acknowledges and agrees that the Three Hundred Thousand Dollars US ($300,000.00) proceeds of the Advance Note extended to Acquired Company shall be used for any suitable business purpose of the Acquired Company and that such repayment shall not be in contravention of Section 6.2(vii) hereof.




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

         2.2 Direct Payment of Purchase Price. The Purchase Price shall be paid directly to each shareholder based on each of their pro rata portions of the Purchase Price and in accordance with instructions given by each of them at closing.

         2.3 Share Delivery. Simultaneously with receipt of the Purchase Price, the Shareholders shall deliver the Acquired Company Shares to Frontier Partners, a division of Frontier Investment Banking Corporation, c/o Patrick J. Trysla, Esq., 7700 Shawnee Mission Parkway, Suite 311, Overland Park, Kansas 66202, the escrow agent, pursuant to a Pledge and Escrow Agreement dated of even date herewith ("Stock Escrow Agreement") which is attached for purposes of escrowing the Acquired Company Shares. The Stock Escrow Agreement is to secure, in part, Epixtar's obligations pursuant to the Epixtar Note and to perfect that security interest in the Acquired Company Shares. The Acquired Shares shall remain in escrow subject to that agreement.

         2.4 Additional Collateral for the Payment of the Epixtar Note. The payment of, and full performance by Epixtar under, the Epixtar Note shall be secured by the pledge of the Acquired Company Shares and secured and cross-collateralized by the Secured Interest, pursuant to a Pledge and Security Agreement dated of even date herewith and attached hereto.

         2.5 Specific Guarantee of Payment of Outstanding Debt/Satisfaction of Acquired Company Obligations. Notwithstanding anything to the contrary contained herein and in addition to those liabilities of the Acquired Company that, by operation of law shall be assumed by Epixtar as a result of the purchase of the Acquired Company Shares, Epixtar shall, and hereby does, guarantee the payment for the following:

         (a) Effective at the Closing, Epixtar guarantees the outstanding debt of the Acquired Company pursuant to the tax liability of the Acquired Company owed to the Internal Revenue Service ("IRS") pursuant to a tax settlement agreement (the "Tax Settlement Liability") and liability to DDM Consulting, Inc. ("DDM Liability") as described in Schedule_2.4, including without limitation those set forth on Schedule 2.4. In connection with the Tax Settlement Liability, Epixtar specifically agrees to indemnify Steve Rasmussen and Brad Yeater pursuant to Section 6.2 hereto and hereby agrees to pay such Tax Settlement Liability as soon after the Closing Date as is practicable, but in any event, no later than February 1, 2005.

         (i) At the Closing, Epixtar shall receive documentation satisfactory to it and its counsel that all loans made directly or indirectly by any Shareholder, or any officer of the Acquired Company or Acquired Subsidiary or any of his or their affiliates or related parties made to Acquired Company or Acquired Subsidiary are forgiven or settled ("Satisfaction Documentation").

         (ii) At the Closing, Epixtar shall receive documentation satisfactory to it and counsel that the lease or leases relating to its executive officers in Kansas is terminated without liability to the Acquired Company. Such documentation will provide all property at this premises shall be transferred to landlord except for all software and corporate records and landlord will preserve such records and the computers containing software and records and freely permit access to Acquired Company or Epixtar for removal of such records and software ("Lease Documents").



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         (b) Epixtar shall guarantee, pay directly, indemnify or otherwise reimburse each of the Shareholders who have executed and delivered a guarantee on behalf of, or in furtherance of the business of, Acquired Company, including without limitation the following guarantees or guarantees of agreements between Acquired Company and the following:

         (i) Wells Fargo,
         (ii) Ohio Valley Development authorities,
         (iii)SER Dialers,
         (iv) National Network Group, and
         (v) Leases for facilities in Pittsburgh.

         2.6 Purchase Price Adjustment.

         (a) The parties acknowledge that Acquired Company should have sufficient funds to pay (i) Acquired Company's payrolls and payroll tax liabilities that are due as of the Closing Date ("Current Payroll") and (ii) checks and/or debits of Acquired Company issued and outstanding on the Closing Date ("Float"). Accordingly, in the event that Acquired Company has funds on the Closing Date in excess the amount required to pay Acquired Company's Current Payroll and Float, then an amount equal to the difference between Acquired Company's cash position on the Closing Date, on the one hand, and Acquired Company's Current Payroll and Float, on the other hand, shall be added to the next succeeding payment to the Shareholders pursuant to the Epixtar Note. However, in the event that Acquired Company has insufficient funds on the Closing Date to pay Acquired Company's Current Payroll and Float, then an amount equal to the difference between Acquired Company's cash position on the Closing Date, on the one hand, and Acquired Company's Current Payroll and Float, on the other hand, shall be deducted from the next succeeding payment to the Shareholders pursuant to the Epixtar Note (collectively, the "Post Closing Adjustment").

         (b) Before taking any steps to make the Post Closing Adjustment, Epixtar shall prepare a statement detailing the Post Closing Adjustment. If at least two (2) of the Shareholders object to Epixtar in writing within thirty
(30) days of the date of receipt of such statement, then the Post Closing Adjustment shall be determined by Arbitration (as hereinafter defined) pursuant to Section 7.1 hereof. If there is no such objection, Epixtar shall make such Post Closing Adjustment to the next succeeding payment pursuant to the Epixtar Note.



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

         2.7 Closing. The closing of the Acquisition (the "Closing") shall be held on January 3, 2005 but in any event no later than January 15, 2005, or such date as the parties may agree. The Closing shall be held at such place and at such time as the parties may mutually agree. The date upon which such Closing shall occur shall be referred to as the "Closing Date."

         2.8 Epixtar Subsidiary. At any time, Epixtar may designate a wholly owned subsidiary (the "Epixtar Subsidiary") to acquire the Acquired Company Shares as long as such subsidiary executes the Escrow Agreement and Security Agreement. Epixtar shall remain fully liable hereunder.

         2.8 Bradley Yeater Employment. Simultaneously with the execution of this Agreement, Bradley Yeater shall execute an Employment Agreement with an Epixtar Subsidiary and shall begin his employment with said subsidiary, effective December 1, 2004.

                                   ARTICLE III

                               CLOSING DELIVERIES

         3.1 Acquired Company, Acquired Subsidiary and Shareholders' Closing Deliveries. At the Closing, in addition to documents referred to elsewhere herein, the Shareholders have executed and delivered, or caused to be executed and delivered from the Acquired Company or other third parties, to Epixtar:

         (1) Stock Certificates owned by the Shareholders representing all of Acquired Company Shares duly transferred to Epixtar in accordance with applicable law, which certificates shall be canceled and reissued in the name of Epixtar, and deposited with the Escrow Agent;

         (2) Minute books and corporate records of the Acquired Company and the Acquired Subsidiary, including the share certificates for the Acquired Subsidiary from the Acquired Company;

         (3)      Any required Consents


         (4) Certificate of officers of the Acquired Company affirming the accuracy of representations, as of the Closing Date;

         (5) Those opinions or assurances, if any, as requested by Epixtar that the Acquired Subsidiary is and shall remain a subsidiary of the Acquired Company upon the completion of these Transactions, is duly incorporated or organized, validly existing, and is in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate or other entity power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use and that is material to its business.



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         (6)      Resignations of all officers and directors of the Acquired
                  Company and its Acquired Subsidiary;

         (7)      Lease Documents

         (8) Certified resolutions of the board of directors of the Acquired Company appointing nominees of Epixtar as directors as well as other officers of each of the Acquired Group Companies;

         (9)      Executed original from each Shareholder of a Non-Compete
                  Agreement;

         (10) Payment instructions from each shareholder for the payment of the Epixtar Note;

         (11)     Satisfaction Documents;

         (12) Any Finder's Fee Agreement(s) entered into by the shareholders and the amount paid thereunder by the Acquired Company or Acquired Subsidiary on behalf of the Shareholders;

         (13) Any further documentation that may be required by our investment bankers, lending institutions or outside counsel as the case may be; and

         (14) Agreements of each former subsidiary of the Acquired Company which was disposed of prior to closing providing that such subsidiary preserve all of its records at a convenient location in the Kansas City Metropolitan area and to make such records available to Epixtar and its accountants and representatives for inspection and copying for a period of five (5) years after closing;

         3.2 Closing Deliveries to the Acquired Company and Shareholders. At the Closing, in addition to documents referred to elsewhere, Epixtar executed and delivered to the Shareholders:

         (1) The Epixtar Note;

         (2) The Security Agreement;



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

         (3) A Stock Escrow Agreement;

         (4) Resolutions of the Board of Directors of Epixtar approving the Transactions;

         (5) The payment of the Closing Payment by wire transfer or delivery of immediately available funds;

         (6) Executed original from Epixtar of (i) a Consulting Agreement for DDM Consulting and (ii) a Consulting Agreement for Steve Rasmussen all attached.

         3.3 Post-Closing Deliveries. Subsequent to the Closing, Epixtar shall deliver perfections of security interests. .

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Except as set forth in the Acquired Company Disclosure Schedule, the Shareholders jointly and severally make the following representations and warranties to Epixtar on the Closing Date with the knowledge and understanding that Epixtar is relying materially upon such representations and warranties. Notwithstanding the foregoing, the representations made that relate to such Shareholder's own personal position and circumstances in Sections 4.3, 4.4(b) (but only as to representations regarding the Ownership of Acquired Company Shares and the authority of each shareholder to enter the Transactions) and 4.19 (collectively the "Individual Representations") shall be made individually and not jointly and severally.

         4.1 Organization and Standing of Acquired Group Companies.

         (a) The Acquired Subsidiary is the only subsidiary of the Acquired Company. Schedule 4.1(a) hereto contains a complete and accurate list for the Acquired Company and the Acquired Subsidiary, of its name, its jurisdiction of incorporation or organization, identification of the type of entity it is, other jurisdictions in which it is authorized to do business, the names of its directors and officers (or comparable executives) and, in the case of the Acquired Subsidiary, its capitalization (including all authorized and outstanding stock), the identity of each equity holder and the number of shares or other ownership interest held by each such equity holder.

         (b) The Acquired Company is a corporation and the Acquired Subsidiary thereof is a corporation as set forth in Schedule 4.1(a) hereto duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use and that are material to its business. Each Acquired Group Company is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to qualify could not reasonably be expected to have a Material Adverse Effect on the Acquired Company or the Acquired Subsidiary.



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         (c) The Acquired Company has delivered to Epixtar correct and complete copies of the Organizational Documents of the Acquired Company and the Acquired Subsidiary.

         4.2 Capitalization.

         (a) The total number of shares of capital stock, and the classes and par values thereof, which the Acquired Company is authorized to issue, the number of such shares which are issued and outstanding and the number of such outstanding shares owned by each Shareholder, are as set forth in Schedule 4.2(a) showing collectively the Shareholders own one hundred percent (100 %) of the Acquired Company Shares.

         (b) There are not outstanding any (i) debt or equity securities of the Acquired Company or of the Acquired Subsidiary convertible into or exchangeable for any shares of capital stock or other securities of the Acquired Company or the Acquired Subsidiary or (ii) subscriptions, options, warrants or other rights entitling any third party to acquire from any Shareholder, the Acquired Company or the Acquired Subsidiary any shares of capital stock or other securities of the Acquired Company or the Acquired Subsidiary.

         (c) The shares of capital stock of the Acquired Company and of the Acquired Subsidiary that are owned by any Shareholder, the Acquired Company or the Acquired Subsidiary, as the case may be, have been duly and validly issued, are fully paid and nonassessable and are so owned free and clear of any Lien.

         4.3 Share Ownership. Each Shareholder represents that the Shareholder is the record and beneficial owner of the number of Acquired Company Shares and the shares of common stock of the Acquired Subsidiary listed in Schedule 4.3 free and clear of all Liens. Upon execution of this Agreement and deliveries at Closing of the certificates for Acquired Company Shares and the shares of the Acquired Subsidiary, Epixtar shall receive marketable title to such Acquired Company Shares and the shares of the Acquired Subsidiary free and clear of all Liens and claims of third parties.

         4.4 Authority.

         (a) This Agreement has been duly executed and delivered by each Shareholder and the Acquired Company pursuant to all necessary corporate or other authorization and is binding upon and enforceable against each in accordance with its terms, subject to the Enforceability Exception.



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         (b) Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement by any Shareholder or the Acquired Company nor the consummation of the Transactions contemplated herein will (i) conflict with, result in a breach of or constitute a default under, (A) a material provision of the Organizational Documents of the Acquired Company or the Acquired Subsidiary,
(B) any Laws applicable to any Shareholder, the Acquired Company or any Subsidiary of the Acquired Company or any of their respective assets which could not reasonably be expected to have a Materially Adverse Effect, or (C) any court or administrative order or process or any agreement or commitment to which any Shareholder, the Acquired Company or any Subsidiary of the Acquired Company is a party or by which any of them (or any of their respective material properties or assets) is subject or bound which could not reasonably be expected to have a Materially Adverse Effect, or (ii) result in the creation of, or give any party the right to create, any Lien upon the Acquired Shares of any Shareholder, or upon the property and assets the Acquired Company or the Acquired Subsidiary.

         4.5 Assets.

         (a) Each Acquired Group Company has good and marketable title to, or lease or licenses to, all of the assets and properties which it purports to own as reflected on the Balance Sheet or thereafter acquired and which are material to the each Acquired Group Company's business. Except as set forth on Schedule
4.5 attached hereto, no material portion of the assets of any Acquired Group Company is subject to any Lien or any governmental decree or other order to be sold. None of the material assets of any Acquired Group Company is subject to any restriction which would prevent continuation of the use currently made thereof or which could not reasonably be expected to have a Materially Adverse Effect on the value thereof.

         4.6 Contracts. Schedule 4.6 consists of a true and complete list of all Contracts to which any Acquired Group Company ("Material Contracts") is a party which (i) contains any provision relating to a change of control or any transaction comparable thereto, whether specifically pertaining to the Transactions or otherwise (any payments becoming due and payable by any Acquired Group Company or Shareholder, as a result thereof, whether currently or after the lapse of time or the occurrence of any other event being referred to herein as "Retention Payments"), or (ii) requires payments or receipts in excess of Fifteen Thousand Dollars US ($15,000.00) per year or (iii) is not terminable by the applicable Acquired Group Company on notice of thirty (30) days or less without penalty or any Acquired Group Company being liable for damages.

         Except as set forth on Schedule 4.6, each Material Contract is in full force and effect and there is no default under any Material Contract which could reasonably be expected to have a Materially Adverse Effect either by the Acquired Group Company party thereto or, to the Knowledge of the Shareholders and the Acquired Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by such Acquired Group Company or, to the Knowledge of the Acquired Company and Shareholders, any other party of which could result in termination of a Material Contract or which alone or in the aggregate, would provide the basis for a claim against any Acquired Group Company in excess of $US15,000.



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         4.7 Litigation. There is no claim, action, proceeding, or investigation pending or, to the Knowledge of the Shareholders and the Acquired Company, threatened against or affecting the Acquired Company or the Acquired Subsidiary before or by any court, arbitrator or governmental agency or authority which could reasonably have a Material Adverse Effect on the Acquired Company or the Acquired Subsidiary. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against the Acquired Company or the Acquired Subsidiary which could reasonably be expected to have a Material Adverse Effect, and with respect to any action or claim covered by insurance, the Acquired Company or the Acquired Subsidiary has complied with all requirements of any such policy which are conditions to the defense and continued defense of such claim or action.

         4.8 Insurance. The Acquired Group Companies are not delinquent on any premiums and, to their Knowledge, have in force insurance policies, or renewals thereof, as identified and described in Schedule 4.8, reasonably adequate to cover the assets and the business of the Acquired Group Companies against loss, damage and liability and will maintain such insurance up to and including the Closing Date.

         4.9 Financial Statements.

         (a) The Acquired Company and the Shareholders delivered to Epixtar true and complete copies of audited financial statements of the Acquired Company for the years 2002 and 2003 together with reviewed financial statements for the six
(6) months ended June 30, 2004. The financial statements shall consist of a consolidated balance sheet as of December 31st of each such year and June 30, 2004 as the case may be, and consolidated statements of operations, stockholders' equity and cash flows for the period then ended ("Delivered Financial Statements"). The Shareholders shall be required to participate actively in and work diligently towards completing the review of the September 30, 2004 financials including consolidated balance sheet as of such date, statement of operations, stockholder's equity and such flows for the period then ended, to be delivered on or before December 23, 2004. Such Delivered Financial Statements and other financial statements (i) have been and will be prepared by certified public accountants engaged by the Acquired Company (from the books and records of the Acquired Company and the Acquired Subsidiary) in accordance with GAAP consistently applied with prior periods, (ii) are and will be complete and correct and fairly reflect, in each case and in all material respects, the consolidated financial condition and results of operations of the Acquired Company and the Acquired Subsidiary as of the dates and for the periods indicated thereon, and are being and will be relied upon by Epixtar in this regard, (iii) reflect and will reflect all assets at the lower of their cost or net realizable value as presented in the 2002 and 2003 audited financials and the June 30, 2004 review, and (iv) reflect no Material Adverse Change from June 30, 2004 through the closing date of this Agreement ("Material Financial Change"). The books and accounts of the Acquired Company and the Acquired Subsidiary have been maintained in all material respects in accordance with sound business practices, and there have been no material transactions involving the Acquired Company or the Acquired Subsidiary that properly should have been set forth therein in accordance with, GAAP that have not been accurately so set forth.

         4.10 Compliance with Law. (a) The Acquired Company and the Acquired Subsidiary has complied and is presently complying, in all material respects, with all Laws applicable to it in all jurisdictions where the business of each such entity is conducted or to which each such entity is subject, including, without limitation, all applicable Laws regulating the contact center business where the failure to so comply could reasonably be expected to have a Material Adverse Effect, and none of the Shareholders or Acquired Company has Knowledge of any pending or anticipated changes to such Laws that could cause the current business practices of any Acquired Group Company to fall out of compliance with such Laws where the failure to so comply could reasonably be expected to have a Material Adverse Effect. Neither the Acquired Company nor the Shareholders has Knowledge of any assertion by any Person that any Acquired Group Company is in violation in any material respect of any such Laws, orders, restrictions or requirements with respect to its operations and no notice in that regard has been received by any Shareholder or Acquired Group Company where any such violation could reasonably be expected to have a Material Adverse Effect.

         (b) Each Acquired Group Company has all material governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Government Licenses and Permits") where failure to have such Government Licenses and Permits could reasonably be expected to have a Material Adverse Effect. Schedule 4.10 includes a list of all material Government Licenses and Permits. All material Government Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or, to their Knowledge, threatened.

         4.11 Employee Benefit Plans. Except as set forth on Schedule 4.11, neither the Acquired Company nor the Acquired Subsidiary has maintained or contributed to any employee benefit plan, or any stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement, plan or funding arrangement, whether or not such plan has been terminated and whether or not such plan is of legally binding nature in the form of an informal understanding. With respect to the plans, the Laws, as applicable thereto, have been fulfilled in all material respects, and no event has occurred nor does any condition exist which would subject the Acquired Company or the Acquired Subsidiary to any material penalty, excise tax or liability.

         4.12 Taxes.

         (a) Except as set forth on Schedule 4.12, the Acquired Company and the Acquired Subsidiary, respectively, has (i) duly and timely filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by it, and they each have not filed for an extension to file any Tax Returns, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in subsection (b) below) shown to be due on such Tax Returns, except for the payment of state and local sales taxes which, alone or in the aggregate, would not have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), result of operations or prospects of such company. Except as set forth on Schedule 4.12, any deficiencies asserted or assessments made as a result of any examinations of Tax Returns by the IRS or any other governmental authority have been paid in full, and no issues that have been raised by the relevant governmental authority in connection with any such examination of any of the Tax Returns referred to in clause (i) hereinabove are currently pending. No claim has been made by any authority in a jurisdiction where the Acquired Company or, as applicable, the Acquired Subsidiary, does not file a Tax Return that such activity is or may be subject to Tax in such jurisdiction. No waiver of statutes of limitation have been given by, or requested with respect to, any Taxes of Acquired Company, or, as applicable, the Acquired Subsidiary. Acquired Company or, as applicable, the Acquired Subsidiary has not agreed to any extension of time with respect to any Tax deficiency. The Liabilities and reserves for Taxes reflected in Acquired Company's Consolidated Balance Sheet will be adequate to cover all Taxes for all periods ending on or prior to such respective dates, and there are no liens for Taxes upon any property or asset of the respective company's, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of Acquired Company or, the Acquired Subsidiary which, if decided adversely, singly or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Acquired Company, or, as applicable, the Acquired Subsidiary. Neither Acquired Company nor the Acquired Subsidiary, is a party to any agreement providing for the allocation or sharing of Taxes with any entity. Acquired Company and the Acquired Subsidiary have, as applicable, respectively withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholdings, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

         (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

         4.13 Liabilities. Neither the Acquired Company nor the Acquired Subsidiary has any material Liabilities other than (i) Liabilities fully and adequately reflected or reserved against on the Balance Sheet, (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of the Acquired Company or to be incurred in connection with this Transaction or
(iii) Liabilities otherwise disclosed in this Agreement, including the Acquired Company's Disclosure Schedule.

         4.14 Intellectual Property. Schedule 4.14 sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefore, applicable to or used in the business of the Acquired Company and the Acquired Subsidiary. A complete list of all licenses granted by or to such entities with respect to any of the foregoing is set forth as a Material Contract in Schedule 4.6. Except as otherwise set forth in
Schedule 4.14, all such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Company or the Acquired Subsidiary as applicable, free and clear of all Liens. Neither the Acquired Company nor the Acquired Subsidiary is currently in receipt of any notice of any violation or infringements of, and such entities are not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

         4.15 Accounts Receivable. Except as set forth in Schedule 4.15, all of the accounts receivable of the Acquired Group Companies included in the Balance Sheet including, but not limited to, amounts due to factors, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Group Companies, reflect or will reflect actual transactions, have arisen or will arise in the ordinary course of business, and none of them, (i) is or will be, to the Knowledge of the Shareholders and the Acquired Company, with the lapse of time subject to offset or deduction or other defense and, (ii) except as noted, can reasonably be expected to be collectible at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with past practices or as reflected in the Balance Sheets.

         4.16 Real Property Leases. Schedule 4.16 contains a list of all real property leases, licenses and personal property leases under which any Acquired Group Company is the lessee or licensee ("Leased Property") together with a summary thereof.

         4.17 Condition of Assets. All material personal property owned by any Acquired Group Company and all material personal property held by such entity pursuant to lease is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly within the recommendation and requirements of the manufacturer thereof (if any) and is suitable and appropriate for the use thereof made and proposed to be made by such Acquired Group Company in its business operations. The personal property pursuant to this Schedule 4.17 comprise all of the material personal property used in, or necessary for the conduct of, each Acquired Group Company's business as presently conducted by it.

         4.18 No Foreseeable Adverse Changes. No Material Adverse Change has occurred since December 31, 2003. Neither the Acquired Company, the Acquired Subsidiary nor any Shareholder has Knowledge of (i) any development including trends or changes in technology or industry practice which would reasonably be expected to materially affect its business as presently conducted or contemplated to be conducted by it, (ii) any reason why any customers of, suppliers to, or key employees of, any Acquired Group Company will terminate or substantially diminish any relationship with such Acquired Group Company.

         4.19 Related Transactions. Except as set forth on Schedule 4.19, there are no agreements, arrangements or transactions involving or relating to any Shareholder, officer or director of any Acquired Group Company or their affiliates on the one hand and any Acquired Group Company.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF EPIXTAR

         Epixtar represents and warrants to, and agrees with, the Shareholders as follows as of the date hereof and the Closing Date with the Knowledge and understanding that Shareholders are relying materially upon such representations and warranties:

         5.1 Organization and Standing of Epixtar. Epixtar is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify could not reasonably be expected to have a Material Adverse Effect on Epixtar or its business. The copies of the Articles of Incorporation and By-laws of Epixtar that have been delivered to the Shareholders, are true and complete copies of those documents as now in effect.

         5.2 Governmental Approval; Consents. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Epixtar with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with Epixtar's execution, delivery and performance of this Agreement and consummation of the Transactions.

         5.3 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Epixtar in accordance herewith, the valid and binding obligations of Epixtar enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

         5.4 Investment Intent. Epixtar hereby represents, warrants and agrees that Epixtar will be acquiring the Acquired Company Shares for investment, for its own account, and not with a view to the distribution of the Acquired Company Shares.

         5.5 Certain Proceedings. There is no pending lawsuit, action, arbitration, hearing, investigation, dispute or other proceeding of any kind ("Proceeding") that has been commenced against Epixtar which challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To Epixtar's Knowledge, no Proceeding has been threatened in any manner.

                                   ARTICLE VI

                            COVENANTS PENDING CLOSING

         During the period between the date hereof and the earlier of the Closing Date or Termination (as that term is defined in Section 9.1 hereof):

         6.1 Monitoring/Access for and Cooperation with Epixtar.

         (a) As the parties work towards the Closing, and in order to provide for a smooth transition, the parties agree, until Closing or Termination, (i) that Epixtar shall be given sufficient access and authority to monitor the Acquired Company to ensure that the the Acquired Company and its Subsidiary are complying with this Agreement and to monitor the Acquired Company's operations in detail, including its financial operations and to participate in the negotiation and making of material ongoing tranactions; and (ii) that the Acquired Company and its Subsidiary provide such reasonable assurances that they are complying with the terms of this Agreement.

         (b) Until Closing or Termination, in addition to and not in limitation of 6.1(a), the Shareholders shall cause each of the Acquired Company and its Subsidiary to (i) give to Epixtar and its counsel, accountants and other representatives full and reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the entities' properties, books, contracts, commitments, reimbursement and accounting records relating to the assets, and all aspects of the entities' business, (ii) to furnish to Epixtar, during such period, all information concerning the assets and the business that Epixtar may reasonably request. In addition, the Shareholders shall make themselves and all personnel available to answer any questions relating to the Acquired Company Group. Any such investigation or inspection by any party shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants of other party or parties contained herein.

         6.2 Conduct of Business or Status. Until Closing or Termination, the Acquired Company shall operate, and the Shareholders shall cause the business to be operated by the Acquired Company and its Subsidiary, solely in the usual and ordinary course of business and in compliance with the terms of this Agreement, including without limiting the generality of the foregoing, using their best efforts to preserve the business and its organization so as to (i) keep available the services of the present employees and agents; (ii) complete or maintain all of the material Contracts in full force and effect in accordance with their existing terms, unimpaired by litigation; (iii) maintain the integrity of all confidential information regarding the business presently conducted by it; (iv) maintain in full force and effect the insurance policies (or policies providing substantially the same coverage); (v) preserve the goodwill of, and the business and contractual relationship with, suppliers, customers and others having relations with the business; (vi) not issue or repurchase any securities or (vii) make any distribution to Shareholders or declare a dividend.

         6.3 Certain Prohibitions. None of the parties hereto shall do anything that would result in a breach of its representations or warranties contained herein.

         6.4 Consents and Notices. Each of the Shareholders and Epixtar shall, on or prior to the Closing Date, at its own expense, obtain all Consents it is obligated to obtain.

         6.5 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all Consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the Transactions contemplated by this Agreement. Between (i) the date of this Agreement and (ii) the Closing Date or Termination, the parties hereto agree to use their best efforts to take the steps necessary to consummate the Transactions as contemplated by this Agreement.

         6.6 Changes in Representations and Warranties. Between the date of this Agreement and the Closing Date, neither any Shareholder or Epixtar shall directly or indirectly enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of its or his representations and warranties herein contained not being true and correct at and as of the Closing Date. Each party shall promptly give written notice to the other upon becoming aware of (a) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (b) any threatened breach in any material respect of any of their respective representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy the same.

         6.7 Nondisclosure. If this Agreement is validly terminated or the transaction is otherwise not consummated, Epixtar will not at anytime after the date of this Agreement until June 22, 2007, divulge, furnish to or make accessible to anyone any Knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of the business of the Acquired Company (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("Confidential Information"). In the event that the Transactions contemplated hereby are not consummated, Epixtar will not thereafter divulge, furnish to or make accessible to anyone any Confidential Information, and all copies of all such information in Epixtar's possession shall be returned by Epixtar to the Acquired Company.

         Any information, which (i) at or prior to the time of disclosure by the Acquired Company was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by the Acquired Company or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of the Acquired Company shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

         6.8 Exclusivity to Epixtar. Until Closing or the lapse of this provision as set forth below, none of the Shareholders or Acquired Company, nor any of their respective directors, officers, shareholders, partners, agents, investment bankers, or other representatives, shall, directly or indirectly, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material part of the stock or assets of, or a merger, consolidation or business combination with, any Acquired Group Company or agreement to sell shares of capital stock of any Acquired Group Company other than as contemplated by this Agreement (an "Acquisition Proposal"), or (b) participate in any discussions or negotiations regarding or furnish to any other person any information with respect to or otherwise cooperate in any way, assist, facilitate or encourage any Acquisition Proposal by any other person. If any Shareholder or any Acquired Group Company shall receive any Acquisition Proposal or any inquiry regarding any such proposal from a third party, the recipient shall promptly inform Epixtar of the Acquisition Proposal. This restriction shall lapse if the Closing shall not have occurred by January 15, 2005.

         If the Acquired Company or Shareholders enter into any written agreement with respect to an Acquisition Proposal in breach of this Section 6.8, then the breaching party shall pay to Epixtar an amount equal to One Million Dollars US (US $1,000,000.00).

         6.9 Performance. The Acquired Company and the Shareholders, on the one hand, and Epixtar, on the other hand, shall fulfill all of their obligations under the Advance Note and the Note Agreement.

         6.10 Survival. All covenants contained herein shall survive the Closing for only one (1) year from the Closing Date.

         6.11 Public Announcement. No party other than Epixtar shall first make a public announcement of the consummation of the Transactions which includes the name of Epixtar or any Acquired Group Company without the prior approval of the other parties.

                                   ARTICLE VII

                     CONDITIONS TO SHAREHOLDER'S OBLIGATIONS

         In addition to the deliveries provided for in Article III, the Shareholders' obligation to consummate the Closing is subject to the following conditions:

         7.1 Compliance by Epixtar. Epixtar shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Epixtar prior to or on the Closing Date.

         7.2 Accuracy of Epixtar's Representations. None of the representations or warranties contained in this Agreement, will contain at the Closing Date, any false or misleading statement, or omits, or will omit at the Closing Date, any fact or statement necessary to make the other statements or facts set forth herein or therein not false or misleading.

         7.3 Litigation. No litigation seeking to enjoin the Transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

                                  ARTICLE VIII

                       CONDITIONS TO EPIXTAR'S OBLIGATIONS

         In addition to the deliveries provided for in Article III, Epixtar's obligation to consummate the Closing is subject to the following conditions:

         8.1 Compliance by the Shareholders. The Shareholders shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Acquired Company or the Shareholders prior to or on the Closing Date.

         8.2 Accuracy of the Shareholders' Representations. None of the representations or warranties contained in this Agreement, including any Disclosure Schedule, will contain at the Closing Date, any false or misleading statement, or omits, or will omit at the Closing Date, any fact or statement necessary to make the other statements or facts set forth herein or therein not false or misleading.

         8.3 Litigation. No litigation seeking to enjoin the Transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to Epixtar's Knowledge be threatened.

         8.4 Financial Statements. Epixtar shall receive reviewed financial statements of the Acquired Company, on or before December 23, 2004, for the nine months ended September 30, 2004, in accordance with Section 4.9 herein. The financial statements shall consisting of a consolidated balance sheet as of September 30, 2004, as the case may be, and, consolidated statements of operations, stockholders' equity and cash flows for the period then ended. The financial statements shall be subject to the representations of Section 4.9.

         8.5 Books and Records. Any and all books and records shall be complete and correct and fairly reflect, in each case and in all material respects the true condition of the company up to the date of closing.

         8.6 Opinion of Counsel to Shareholders. Epixtar shall have received an opinion of counsel to the Acquired Company. .

         8.7 Consents. The Consents, if any, shall have been obtained and delivered to Epixtar.

         8.8 Documents. All documents and instruments to be delivered to Epixtar by the Shareholders at the Closing pursuant to Section 3.1 shall have been delivered in accordance with such section.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination Prior to Closing.

         (a) If the Closing has not occurred by January 15, 2005, either Epixtar or the Acquired Company may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has materially breached any of the terms and conditions hereof (as set forth in this Section and elsewhere in this Agreement, a "Termination").

         (b) Prior to January 15, 2005, either the Acquired Company or Epixtar may terminate this Agreement following the insolvency or bankruptcy of the other by written notice to the other, or if one of the conditions to Closing set forth in Article VII or Article VIII shall become incapable of fulfillment and shall not have been waived by the party for whose benefit the condition was established, then the Acquired Company or Epixtar may terminate this Agreement.

         9.2 Consequences of Termination. Upon Termination of this Agreement, the parties shall be relieved of any further obligation to the other parties hereto except as specified in Sections 6.7; provided, however, that no Termination of this Agreement, pursuant to Section 9.1 hereof or under any other express right of Termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such Termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof. The Advance Note shall be unaffected by such Termination.

                                    ARTICLE X

                                    INDEMNITY

         10.1 Indemnification by Shareholders. From the Closing Date and except as otherwise provided herein for one (1) year thereafter, the Shareholders agree, to the extent set forth herein, to defend, indemnify and hold harmless Epixtar, its Affiliates and their respective employees, officers, directors, shareholders, successors and assigns, (collectively the "Epixtar Group") as the case may be, from and against all past, present and future demands, claims, suits, actions or causes of action, assessments, losses, damages, Liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees, disbursements and expenses (collectively "Damages") arising from (i) breach of any representation made by Shareholders within any Article and/or Section of this Agreement, and/or (ii) any litigation, arbitration or other proceeding or investigation of any nature whether existing on the closing date or whether disclosed in any schedule hereto or not, but only if arising out of circumstances or actions occurring prior to closing, (`Litigation Claim"); and/or (iii) breach of any Individual Representations; provided, however, notwithstanding anything to the contrary contained herein the Shareholders' indemnification obligation for all Damages not related to Individual Representations shall be joint and several, but the Shareholders' indemnification obligations for all Damages related to Individual Representations shall not be joint and several, with each Shareholder being liable only for Damages related to a breach by that Shareholder of any particular Individual Representation.

         10.2 Indemnification by Epixtar. From the Closing Date and for one (1) year thereafter, Epixtar agrees to defend, indemnify and hold harmless each of the Shareholders and their respective heirs, successors and assigns, (collectively the "Shareholder Group") as the case may be, from and against all past, present and future Damages (i) asserted against, imposed upon or incurred by reason of or resulting from any Liabilities of the Acquired Group Companies after the Closing Date, or (ii) breach of the assumption of any Liabilities assumed pursuant to this Agreement or otherwise in breach of any other provision of this Agreement; provided, however, in the event that the Shareholder Group knew of any misrepresentation or breach of warranty at the time of the Closing, then the foregoing indemnification provision shall not be applicable to any such Damages. Notwithstanding anything to the contrary contained herein, Epixtar specifically agrees to defend, indemnify and hold harmless Steve Rasmussen, Brad Yeater and their respective heirs, successors and assigns, as the case may be, from and against all past, present and future Damages in connection with the Tax Settlement Liability.

         10.3 Set-Off.

         (a) Subject to Section 10.5, Epixtar may set-off amounts due under the Note for valid indemnification claims due to Epixtar pursuant to this Article X. Notwithstanding anything to the contrary contained in the foregoing or elsewhere in this Agreement, prior to any such set-off, Epixtar shall give written notice as provided herein to the Shareholders of such intention to set-off, specifying a factual basis of such indemnified claim in reasonable detail to the extent then known by Epixtar and provided further that, should a majority of the Shareholders object in writing to such set-off, the amount of the alleged set-off shall be put into an escrow account, pursuant to a mutually satisfactory agreement, until the issue is resolved by arbitration or otherwise in accordance with this Article.

         (b) In addition to set-offs against payments under the Note for indemnity pursuant to Section 10.3(a), Epixtar may set-off agaisnt such payments the amount of (i) any finder's fee of the Acquired Company which they are obligated to pay, (ii) any deposits in transit up to and through the Closing date that any Acquired Company bank has failed to honor. The set-offs in this paragraph (b) shall not be subject to the provisions of Sections 10.3(a) or 10.5.

         10.4 Brokers' Fees. Except for Southwest Equity Partners, Epixtar and the Acquired Company and Shareholders shall save and hold the other harmless from any claims made against the other on account of their acts or alleged acts from any person for any other agent's, broker's or finder's fee or commission incurred in connection with the Transactions. The provisions of this Section shall apply to any claim within the scope of the preceding sentence.

         10.5 Limitation upon Claims.

Subject to the provisions of Section 10.6.

         (a) Epixtar's right to assert a claim pursuant to this Article shall expire one (1) year from the Closing Date. Except as otherwise provided herein the Shareholders shall have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary date Epixtar shall have notified the Shareholders in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Epixtar.

         (b) Except as otherwise provided, should Epixtar succeed in any of its claims asserted pursuant to this Article, then each Shareholder shall only be liable for that part of the claim which is equal to his Percentage Ownership of the Purchase Price.

         (c) Except as otherwise provided herein, the Shareholders shall have no liability for indemnification until the total Damages with respect to all matters subject to indemnification that exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate, and then only for the amount by which such Damages exceed such amount.

         (d) Epixtar shall have no liability for indemnification with respect to matters described in this Section until the total of all Damages with respect to such matters exceeds Two Hundred and Fifty Thousand Dollars ($250,000.00) in the aggregate, and then only for the amount by which such Damages exceed such amount.

         (e) Except as otherwise provided herein, notwithstanding anything to the contrary contained in this Agreement, the Shareholders shall have no liability (for indemnification) as to any matter in this Article or in connection with the Transaction or this Agreement in excess of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000).

         10.6 Exceptions to Limitations on Claim.

         (a) Notwithstanding anything to the contrary in Section 10.5(a), if a claim subject to time limitation is asserted in writing by a party to the other party within the one (1) year time limit as set forth in subsection (a) of this Section, then such claim may be pursued thereafter and shall not be time barred. Moreover (i) if the claim is Tax related, Epixtar may bring a claim for a period of thirty-six (36) months from the filing of the first Tax Return subsequent to the Closing Date; or (ii) if the claim (A) alleges fraud by any of the Shareholders, or (B) is based on an Individual Representation, or (C) is based on a misrepresentation that Shareholders own all Acquired Company Shares and shares of Acquired Subsidiary, then Epixtar may bring a claim at any time and for any amount.

         (b) The provisions of Section 10.5(b) shall not apply to any breach of the Shareholder's Individual Representation or any intentional breach by the Shareholder of any covenant or obligation.

         (c) The provisions of Section 10.5(c), (d) and (e) shall not apply if the claim (A) alleges fraud by any of the Shareholders, or (B) is based on an Individual Representation, or (C) is based on a misrepresentation that Shareholders own all Acquired Company Shares and shares of Acquired Subsidiary.

         10.7 Procedure for Indemnification--Third Party Claims.

         (a) Either party hereto, who receives a claim or other matter that is potentially covered by a claim for indemnification pursuant to this Agreement, shall give written notice to the other party of such claim. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any Proceeding against it regarding a claim that is potentially covered by the indemnifying party's indemnification herein, such indemnified party will, if a claim is to be made against an indemnifying party under this Article, give written notice to the indemnifying party of the commencement of such claim.

         (b) If any Proceeding referred to in this Section is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall assume the defense of such Proceeding. The indemnifying party will not, as long as it diligently conducts such defense with counsel satisfactory to the indemnified party and the indemnified party reasonably believes there is no conflict between the parties, be liable to the indemnified party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent, unless (A) there is no finding or admission of any violation of any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, or (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party. The indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates (other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement), the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

                                   ARTICLE XI

                                   ARBITRATION

         11.1 Arbitration in the Absence of Fraud. Except as set forth in
Section 10.2, any and all disputes, controversies and claims that any Sharholder or Epixtar may assert against the other arising out of or relating to this Acquisition Agreement or any document related to this acquisition (collectively, the "Documents"), shall be determined exclusively by arbitration (each such arbitration, an "Arbitration") in Miami, Florida before a panel of three neutral arbitrators agreed to by Epixtar and the Shareholders (collectively, the "Arbitrators") in accordance with and pursuant to the then existing commercial arbitration rules of the American Arbitration Association. Each party accepts jurisdiction in Miami, Florida. Except as set forth herein, each Shareholder and Epixtar hereby irrevocably waives any right to assert such claims in any other forum. The Arbitrators shall have the power in their discretion to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in any arbitration. The Arbitrators may not change, modify or alter any express condition, term or provision of this Acquisition Agreement or of any other Document nor shall they have the power to render any award that would have such effect. Each Arbitration award shall be final and binding upon the parties subject thereto and judgment may be entered thereon in any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with an Arbitration or for the enforcement of any Arbitration award may be made in the same manner as communications may be given under Section 8 hereof. Notwithstanding the foregoing, if the Arbitrators determine that either party has committed fraud, neither the provisions of this
Section 7 nor any other provision contained in this Acquisition Agreement or in any other Document shall limit in any manner whatsoever such party's right to commence an action against or in connection with any such other party or their respective properties in any court of competent jurisdiction or otherwise utilize the applicable judicial process in connection with or arising out of Epixtar's rights and remedies under this Acquisition Agreement and/or any other Document or otherwise (any such action, a Court Action"). Court Actions may be brought in any state or federal court of competent jurisdiction. In the event that a finding of Shareholder fraud is made, then such Shareholder irrevocably submits to the jurisdiction of such state and federal courts of the State of Florida and irrevocably waives any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum or right of removal or right to jury trial under any applicable law or decision or both. Service of any notice, process, motion or other document in connection with a Court Action may be made in the same manner as communications may be given under Section 8. In addition, Epixtar or any Shareholder may serve process in any other manner permitted under applicable law.

         11.2 Finding of Fraud.

         (a) If there is an assertion of fraud in a claim, then the Arbitrators shall first make a determination as to whether there has been fraud committed by a Shareholder or by Epixtar. If the Arbitrators make a specific finding of fraud by any of the Shareholders or by Epixtar, then defrauded party has the right to immediately discontinue the arbitration proceeding, and the Arbitrators shall no longer have any jurisdiction over such claim. However, if the defrauded party elects to discontinue the arbitration, then the determination of fraud by the Arbitrators shall not be binding on all parties in a subsequent Court Action, but shall be admissible as evidence of fraud only.

         (b) Upon a finding of fraud and an election to discontinue the arbitration proceeding, the defrauded party shall have the right to commence a Court Action against or in connection with any the party determined to have committed fraud or its/their respective properties in any court of competent jurisdiction in the jurisdiction, as set forth more fully above in Section 10.1. The defrauded party shall give notice of its election in the same manner as communications may be given under Section 8 within thirty (30) days of receipt of such finding, during which period all further proceedings shall be suspended. If, however, the defrauded party decides to continue with the Arbitration rather than proceeding to a Court Action, then the provisions of Section 10.1 shall govern such Arbitration.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         12.1 Expenses. Epixtar shall pay transaction expenses for the costs of the reviewed financials for the nine (9) months ended September 30, 2004.

         12.2 Investor Review. The Shareholders acknowledge that Laurus Master Funds, Ltd. has the right to review, pursuant to its existing lending relationship with Epixtar, this Agreement and any associated collateral documents, and the Shareholders agree to respond reasonably and in good faith to any requested changes to such docuemnts.

         12.3 Required Documents Subsequent to Closing. Subsequent to the closing of this transaction, Epixtar will require the former Shareholders of the Acquired Company to cooperate in retrieving and/or executing any and all further documentation that may be required by its investment bankers and/or lending institutions. The former Shareholders agree to aid Epixtar in any reasonable way possible in order to ensure prompt retrieval and/or execution of any such documents so required. Epixtar agrees to pay any direct, out-of-pocket expenses incurred by the former Shareholders in complying with this provision.

         12.4 Prepayment of Epixtar Note. In the event an Epixtar subsidiary engaged in the call center business or business processing outsourcing completes a public offering that results in net proceeds amounting to at least Ten Million Dollars ($10,000,000.00), then the Shareholders, individually or collectively, and at the effective date of registration, may elect to take one half (1/2) of the balance of the Note in cash and one half (1/2) in restricted stock of said subsidiary valued at one hundred ten percent (110%) of such amount with the stock valued at the public offering price. If not elected at the closing date of the offering, the Shareholders shall have no further right to such prepayment.

         12.5 Succession and Assignments; Third Party Beneficiaries. Except as provided in Section 2.7, this Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section 8.3, there shall be no third party beneficiaries of this Agreement.

         12.6 Accuracy of Documents. All documents delivered by the Acquired Company and Shareholders to Epixtar, and by Epixtar to any Acquired Group Company, as photocopies faithfully reproduce the originals thereof, and such originals are authentic and were, to the extent execution was required, duly executed.

         12.7 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) or with respect of notices from the United States sent by the United States Postal Service, registered or certified mail, return receipt requested, (iii) or with respect of notices from the Philippines personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

         (a) If to Epixtar:       Epixtar Corp. 11900 Biscayne
                                  Boulevard Suite 700 Miami, Florida 33181
                                  Attention: Office of Corporate Secretary
                                  Facsimile: (315) 503-8610

         With a copy to:

                                  Michael DiGiovanna, Esq.
                                  212 Carnegie Center
                                  Suite 206
                                  Princeton, New Jersey 08540
                                  Facsimile: (609) 452-9473


(b) If to Shareholders:

----------------------
----------------------
----------------------
Tel #:
Fax #:

----------------------
----------------------
----------------------
Tel #:
Fax #:

----------------------
----------------------
----------------------
Tel #:
Fax #:


At the address set forth below his name on the signature page.

With a copy to:

         All such notices shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) the next business day after shipment by such courier service.

         12.8 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida (US) without giving effect to the principles of conflicts of law thereof.

         12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

         12.10 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

         12.11 Entire Agreement. Except for the Prior Note and Note Agreement, this Agreement, including any schedules, exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended, waived or changed except in writing, signed by the party to be bound thereby.

         12.12 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

         12.13 Rule of Construction. Each and every term and provision of this Agreement has been mutually agreed to and negotiated by the parties hereto and should be construed simply according to its fair meaning and not strictly for or against any party.

         12.14 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the date hereof.

EPIXTAR CORP.

By: /s/ David Srour
    -----------------------------------
    David Srour


Shareholders:



/s/ Steven T. Rasmussen
---------------------------------------
Steven T. Rasmussen
                                                 Steven T. Rasmussen
                                                 ---------------------------
                                                 12035 Hayes
                                                 ---------------------------
                                                 Overland Park, KS 66213
                                                 ---------------------------


/s/ David D. Mullaney
---------------------------------------
David D. Mullaney
                                                 David D. Mullaney
                                                 ---------------------------
                                                 3612 Oval Drive
                                                 ---------------------------
                                                 Alexanderia, VA 22305
                                                 ---------------------------

/s/ Bradley A. Yeater
---------------------------------------
Bradley A. Yeater
                                                 Bradley A. Yeater
                                                 ---------------------------
                                                 15800 Rosewood Dr.
                                                 ---------------------------
                                                 Overland Park, KS 66224
                                                 ---------------------------



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